EXHIBIT 99

FROM:	BALLY TOTAL FITNESS HOLDING CORPORATION 8700 West Bryn Mawr Avenue Chicago, IL 60631 www.BallyFitness.com Contact: Dave Southern - Tel. (773) 399-7611 Vice President, Investor Relations

THE MWW GROUP Public Relations - Tel. (201) 507-9500 Contact: Matt Messinger - Email: mmessing@mww.com

BALLY TOTAL FITNESS REPORTS SECOND QUARTER 2001 RESULTS
WITH NET INCOME UP 21% OVER PRIOR YEAR QUARTER
EPS FOR SECOND QUARTER $.63 VERSUS $.58 A YEAR AGO

       CHICAGO, August 7, 2001 – Bally Total Fitness Holding Corporation (NYSE: BFT) today reported its financial results for the second quarter of 2001, with net income of $19.2 million, up 21% over the prior year quarter, and diluted earnings per share for the quarter of $.63. Net revenues increased 11% to $281.3 million, while operating income for the quarter was up 8% over the prior year to $34.1 million. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the 2001 quarter grew to $52.1 million, a 10% improvement over 2000.

       Lee Hillman, Chairman of the Board, President and CEO of Bally Total Fitness, stated "Our second quarter results are further demonstration of the strength of our business model. We have grown revenues and profits despite challenging economic conditions. Our balance sheet has continued to improve, attrition has remained at its low level and our portfolio of membership receivables has remained strong. We have adjusted our advertising strategy to reach new segments of prospective customers more effectively as retail conditions change. The progress made to improve the quality of our members’ experience has proven invaluable to the resiliency of our business. While the increase in our total number of clubs has been relatively low over the past four quarters, only 3%, we have continued to have success with new club openings and look forward to 12 more new clubs before year end."

       Mr. Hillman continued, "We are increasing strategic activity to expand distribution of our private-label products and services to members and non-members, alike. Continued improvement to these offerings resulted in a 40% increase in products and services revenues over last year's second quarter. In the coming months, we plan to invest in expanded distribution of many products." He concluded, "All-in-all, Bally has faired pretty well in the current retail environment and we think the business is positioned to take advantage of its proven strengths in the months to come."

Comparison of the three months ended June 30, 2001 and 2000

       Operating income for the second quarter of 2001 was $34.1 million compared to $31.7 million in 2000. This increase of $2.4 million (8%) was due to a $28.5 million (11%) increase in net revenue, partially offset by a $23.8 million (12%) increase in operating costs and expenses and an increase in depreciation and amortization of $2.3 million. The operating margin before depreciation and amortization was 19% in each period. The 2001 margin was negatively impacted by 2% as a result of higher energy costs and the lower margins associated with a greater number of new clubs opened over the previous 12 months. Operating income from products and services increased to $13.9 million from $9.1 million in the 2000 quarter with an operating margin of 37% in the 2001 quarter compared to 34% during the prior year period.

       The weighted-average number of fitness centers increased to 386 from 375 in the second quarter of 2000, an increase of 3%, including an increase in the weighted-average number of centers operating under the Company’s four upscale brands from 34 to 37. Net revenue from comparable fitness centers increased 8%. New membership units sold increased by 2% over the prior year period while the weighted-average selling price of membership contracts sold was generally unchanged compared to last year as a result of the continued availability of a selection of shorter-term and seasonal membership programs designed to attract incremental members with lower average initiation fees than the Company’s full membership plans. As a result, membership fees originated increased by $2.9 million (2%). Dues collected increased by $1.1 million despite the unusually high prepayments as reported during last year’s second quarter, reflecting continued improvements in member retention and pricing trends. Total dues revenue included in income, net of changes in prepaid dues, increased by $6.9 million (10%) as a result of a $5.8 million increase in deferred dues revenue, related to the aforementioned prepayments, realized over the prior year quarter.

       Finance charges earned during the second quarter of 2001 were up 1% compared to the 2000 quarter reflecting continued growth in member receivables, notwithstanding the impact of the March 2001 sale of approximately 8% of the Company’s receivable portfolio to a major financial institution. Average interest rates for these finance charges were substantially unchanged between the periods.

       The provision for doubtful receivables combined with the provision for cancellations, which is reported in the financial statements as a direct reduction of initial membership fees on financed memberships originated, totaled 41% of the gross financed portion of originations for both periods. However, the provision for cancellations for the 2001 quarter was 19% compared to 21% for the second quarter of 2000 reflecting the continued improvement in the experience of actual cancellations from sales during the June 2001 quarter. Notwithstanding this improvement, which may have residual positive effects, the provision for doubtful receivables for the second quarter of 2001 was increased to maintain a combined provision rate of 41%. The Company believes it is prudent to measure sustained collection improvements over a longer period before changing the overall provision rate.

       Excluding the aforementioned decrease in prepaid dues, deferral accounting increased earnings by $5.5 million for 2001 compared to an increase in earnings of $.6 million in 2000.

Comparison of the six months ended June 30, 2001 and 2000

       Operating income for the first six months of 2001 was $68.8 million compared to $61.5 million in 2000. This increase of $7.3 million (12%) was due to a $59.0 million (12%) increase in net revenue, partially offset by a $46.8 million (11%) increase in operating costs and expenses and an increase in depreciation and amortization of $4.9 million. The operating margin before depreciation and amortization increased to 19% from 18% in the prior year period. The 2001 margin was negatively impacted by 2% as a result of higher energy costs and the lower margins associated with a greater number of new clubs opened over the previous 12 months. Operating income from products and services increased to $27.2 million from $18.3 million in the first six months of 2000, with an operating margin of 37% in 2001 compared to 34% during the prior year period.

       The weighted-average number of fitness centers increased to 385 from 371 in the first six months of 2000, an increase of 4%, including an increase in the weighted-average number of centers operating under the Company’s four upscale brands from 34 to 36. Net revenue from comparable fitness centers increased 9%. New membership units sold increased by 1% over the prior year period while the weighted-average selling price of membership contracts sold increased 1% as a result of the continued availability of a selection of shorter-term and seasonal membership programs. As a result, membership fees originated increased $5.5 million (2%). Dues collected increased $6.2 million (4%) from the 2000 period despite the unusually high prepayments as reported during last year’s period, reflecting continued improvements in member retention and pricing trends. Total dues revenue included in income, net of changes in prepaid dues, increased by $11.8 million (9%) in part as a result of a $5.6 million increase in deferred dues revenue, related to the aforementioned prepayments, realized over the prior year period.

       Finance charges earned during the first six months of 2001 increased $1.7 million (5%) compared to the 2000 period reflecting continued growth in member receivables, notwithstanding the impact of the March 2001 sale of approximately 8% of the Company’s receivable portfolio to a major financial institution. Average interest rates for these finance charges were substantially unchanged between the periods.

       The provision for doubtful receivables combined with the provision for cancellations, which is reported in the financial statements as a direct reduction of initial membership fees on financed memberships originated, totaled 41% of the gross financed portion of originations for both periods. However, the provision for cancellations for the six months ended June 30, 2001 was 19% compared to 21% for the six months ended June 30, 2000 reflecting the significantly improved experience of actual cancellations from sales during the 2001 period. Notwithstanding this improvement, which may have residual positive effects, the provision for doubtful receivables for the six months ended June 30, 2001 was increased to maintain a combined provision rate of 41%.

       Excluding the aforementioned decrease in prepaid dues, deferral accounting increased earnings by $1.9 million for 2001 compared to a reduction in earnings of $12.9 million in 2000.

Cash Flow

       Cash flow from operating activities was $53.2 million for the first six months in 2001 compared to $22.8 million in the 2000 period. The net effect of the sale of receivables in March 2001 was to increase cash flow from operating activities during the first six months of 2001 by $31.8 million. Exclusive of the receivables sale offset by the aforementioned change in dues prepayments of $5.6 million, cash flow from operating activities increased by 18%. Despite the $31.8 million acceleration of receivables collections, as of June 30, 2001, net installment contracts receivable grew $9.4 million in the preceding six months and $25.2 million in the preceding twelve months.

       As of June 30, 2001, the Company had drawn $8.0 million on its $100 million revolving credit line and had outstanding letters of credit totaling $5.6 million.

* * * * *

       Bally Total Fitness is the largest commercial operator of fitness centers in North America, with approximately four million members and nearly 400 facilities located in 28 states and Canada. With more than 125 million annual visits by members to its fitness centers, Bally Total Fitness provides a unique platform for distribution of products and services to active, fitness-conscious adult consumers.

       The Company will be holding a conference call to discuss its results further and respond to questions on the morning of August 7, 2001 at 11:00 am Eastern Time. Those interested may listen to this conference call via vcall.com, streetfusion.com or the Company’s website at ballyfitness.com.

# # #

Forward-looking statements in this release including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: general economic and business conditions; the impact of our debt structure; risks related to acquisitions; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation; acceptance of new product and service offerings; changes in business strategy or plans; quality of management; availability, terms, and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations; regional weather conditions and other factors described in filings of the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

BALLY TOTAL FITNESS HOLDING CORPORATION
CONSOLIDATED INCOME SUMMARY
(In thousands, except share data)
(Unaudited)
                                                     Three months ended June 30
                                                     --------------------------
                                                             2001          2000
                                                       ----------    ----------
Net revenues:
  Membership revenues -
    Initial membership fees on financed
      memberships originated                           $  137,381    $  134,621
    Initial membership fees on paid-in-full
      memberships originated                                5,793         5,624
    Dues collected                                         72,808        71,752
    Change in deferred revenues                             5,652        (5,882)
                                                       ----------    ----------
                                                          221,634       206,115

  Finance charges earned                                   17,323        17,103
  Products and services                                    37,564        26,765
  Miscellaneous revenue                                     4,761         2,750
                                                       ----------    ----------
                                                          281,282       252,733
Operating costs and expenses:
  Fitness center operations                               125,577       117,845
  Products and services                                    23,636        17,665
  Member processing and collection centers                 10,556        11,053
  Advertising                                              16,558        14,077
  General and administrative                                6,956         6,674
  Provision for doubtful receivables                       47,409        40,352
  Change in deferred membership origination costs          (1,468)       (2,279)
                                                       ----------    ----------
                                                          229,224       205,387
                                                       ----------    ----------
Operating income before depreciation and
  amortization ("EBITDA")                                  52,058        47,346
Depreciation and amortization                              17,969        15,662
                                                       ----------    ----------
Operating income                                           34,089        31,684
Interest income                                               218           445
Interest expense                                          (14,675)      (16,009)
                                                       ----------    ----------
Income before income taxes                                 19,632        16,120
Income tax provision                                         (400)         (250)
                                                       ----------    ----------
Net income                                             $   19,232    $   15,870
                                                       ==========    ==========

Basic earnings per common share                        $      .67    $      .67
                                                       ==========    ==========
Average common shares outstanding                      28,620,179    23,816,907

Diluted earnings per common share                      $      .63    $      .58
                                                       ==========    ==========
Average diluted common shares outstanding
  (includes 1,961,111 and 3,738,812 common
  equivalent shares in 2001 and 2000, respectively)    30,581,290    27,555,719

BALLY TOTAL FITNESS HOLDING CORPORATION
CONSOLIDATED INCOME SUMMARY
(In thousands, except share data)
(Unaudited)
                                                       Six months ended June 30
                                                       ------------------------
                                                             2001          2000
                                                       ----------    ----------
Net revenues:
  Membership revenues -
    Initial membership fees on financed
      memberships originated                           $  283,582    $  279,083
    Initial membership fees on paid-in-full
      memberships originated                               13,355        12,341
    Dues collected                                        145,989       139,746
    Change in deferred revenues                               531       (22,183)
                                                       ----------    ----------
                                                          443,457       408,987

  Finance charges earned                                   35,154        33,477
  Products and services                                    74,000        53,380
  Miscellaneous revenue                                     9,007         6,774
                                                       ----------    ----------
                                                          561,618       502,618
Operating costs and expenses:
  Fitness center operations                               249,994       232,683
  Products and services                                    46,757        35,034
  Member processing and collection centers                 21,160        21,881
  Advertising                                              32,417        28,910
  General and administrative                               14,199        13,819
  Provision for doubtful receivables                       96,052        83,759
  Change in deferred membership origination costs          (3,618)       (5,912)
                                                       ----------    ----------
                                                          456,961       410,174
                                                       ----------    ----------
Operating income before depreciation and
  amortization ("EBITDA")                                 104,657        92,444
Depreciation and amortization                              35,881        30,947
                                                       ----------    ----------
Operating income                                           68,776        61,497
Interest income                                               484           935
Interest expense                                          (30,633)      (30,820)
                                                       ----------    ----------
Income before income taxes                                 38,627        31,612
Income tax provision                                         (750)         (475)
                                                       ----------    ----------
Net income                                             $   37,877    $   31,137
                                                       ==========    ==========

Basic earnings per common share                        $     1.42    $     1.31
                                                       ==========    ==========
Average common shares outstanding                      26,728,988    23,693,687

Diluted earnings per common share                      $     1.28    $     1.13
                                                       ==========    ==========

Average diluted common shares outstanding
  (includes 2,941,009 and 3,777,161 common
  equivalent shares in 2001 and 2000, respectively)    29,669,997    27,470,848

BALLY TOTAL FITNESS HOLDING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)
                                                          June 30   December 31
                                                             2001          2000
                                                       ----------   -----------
                                                            (In thousands)
                   ASSETS

Current assets:
  Cash and equivalents                                 $   12,137    $   13,074
  Installment contracts receivable, net                   293,347       286,053
  Other current assets                                     66,160        61,516
                                                       ----------    ----------
    Total current assets                                  371,644       360,643

Installment contracts receivable, net                     275,549       273,421
Property and equipment, less accumulated
  depreciation and amortization
  of $460,600 and $435,860                                588,417       558,277
Intangible assets, less accumulated
  amortization of $76,130 and $72,071                     151,081       153,113
Deferred income taxes                                      58,904        68,115
Deferred membership origination costs                     117,747       114,129
Other assets                                               35,316        32,926
                                                       ----------    ----------
                                                       $1,598,658    $1,560,624
                                                       ==========    ==========

         LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                     $   53,158    $   54,819
  Income taxes payable                                      3,375         3,703
  Deferred income taxes                                    39,263        49,217
  Accrued liabilities                                      70,007        66,566
  Current maturities of long-term debt                     20,192        17,589
  Deferred revenues                                       305,489       306,493
                                                       ----------    ----------
    Total current liabilities                             491,484       498,387

Long-term debt, less current maturities                   613,949       674,349
Other liabilities                                           6,841         7,299
Deferred revenues                                          83,220        82,747
Stockholders' equity                                      403,164       297,842
                                                       ----------    ----------
                                                       $1,598,658    $1,560,624
                                                       ==========    ==========

BALLY TOTAL FITNESS HOLDING CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)
                                                       Six months ended June 30
                                                       ------------------------
                                                             2001          2000
                                                       ----------    ----------
                                                            (In thousands)
Operating:
  Net income                                           $   37,877    $   31,137
  Adjustments to reconcile -
    Depreciation and amortization, including
      amortization included in interest expense            37,753        33,122
    Provision for doubtful receivables                     96,052        83,759
    Change in operating assets and liabilities           (118,502)     (125,264)
                                                       ----------    ----------
  Cash provided by operating activities                    53,180        22,754

Investing:
  Purchases and construction of property and
    equipment                                             (47,966)      (57,245)
  Acquisitions of businesses and other                     (2,379)       (3,327)
                                                       ----------    ----------
  Cash used in investing activities                       (50,345)      (60,572)

Financing:
  Debt transactions -
    Net borrowings (repayments) under revolving
      credit agreement                                    (61,500)       36,500
    Net repayments of other long-term debt                 (9,956)       (9,379)
                                                       ----------    ----------
  Cash provided by (used in) debt transactions            (71,456)       27,121

  Equity transactions -
    Proceeds from issuance of common stock
      through public offering                              53,827
    Proceeds from exercise of warrants                     11,609
    Proceeds from issuance of common stock under
      stock purchase and options plans                      2,248         1,555
                                                       ----------    ----------
  Cash provided by (used in) financing activities          (3,772)       28,676
                                                       ----------    ----------

Decrease in cash and equivalents                             (937)       (9,142)
Cash and equivalents, beginning of period                  13,074        23,450
                                                       ----------    ----------
Cash and equivalents, end of period                    $   12,137    $   14,308
                                                       ==========    ==========

Note to the Condensed Consolidated Balance Sheet:

Installment contracts receivable

                                                          June 30   December 31
                                                             2001          2000
                                                       ----------   -----------
Current:
  Installment contracts receivable                     $  413,802    $  403,777
    Unearned finance charges                              (51,395)      (49,601)
    Allowance for doubtful receivables and
      cancellations                                       (69,060)      (68,123)
                                                       ----------    ----------
                                                       $  293,347    $  286,053
                                                       ==========    ==========

Long-term:
  Installment contracts receivable                     $  376,516    $  361,812
    Unearned finance charges                              (25,115)      (24,237)
    Allowance for doubtful receivables and
      cancellations                                       (75,852)      (64,154)
                                                       ----------    ----------
                                                       $  275,549    $  273,421
                                                       ==========    ==========

A summary of the allowance for doubtful receivables and cancellations activity is as follows:

                                  Three months ended June 30   Six months ended June 30
                                  --------------------------  -------------------------
                                          2001          2000         2001          2000
                                   -----------   -----------  -----------   -----------

Balance at beginning of period     $   135,616   $   143,236  $   132,277   $   126,038
Contract cancellations and
  write-offs of uncollectible
  amounts, net of recoveries           (78,947)      (77,983)    (166,583)     (154,187)
Provision for cancellations
  (classified as a direct
  reduction of revenues)                40,834        46,352       83,166        96,347
Provision for doubtful
  receivables                           47,409        40,352       96,052        83,759
                                   -----------   -----------  -----------   -----------

Balance at end of period           $   144,912   $   151,957  $   144,912   $   151,957
                                   ===========   ===========  ===========   ===========

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